Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
November 5, 2010
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
Re:	Up to $350,000,000 of 1.75% Convertible Senior Notes due 2040 of Developers Diversified Realty Corporation
Ladies and Gentlemen:
     We have acted as counsel for Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of up to $350,000,000 aggregate principal amount of the Company’s 1.75% Convertible Senior Notes due 2040 (the “Notes”), and the underlying common shares, $0.10 par value per share, of the Company (the “Shares” and, together with the Notes, the “Securities”), issuable upon conversion of the Notes, pursuant to the Terms Agreement, dated as of November 1, 2010, including the Underwriting Agreement attached thereto as Annex A (collectively, the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc. and UBS Securities LLC, acting as representatives of the several underwriters named therein (the “Underwriters”). The Notes will be issued pursuant to the Indenture, dated as of May 1, 1994 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), by and between the Company and U.S. Bank National Association (as successor to U.S. Bank Trust National Association, as successor to National City Bank), as trustee (the “Trustee”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.
     2. The Shares initially issuable upon conversion of the Notes have been authorized by all necessary corporate action of the Company and, when they are issued upon conversion of the Notes pursuant to the terms and conditions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.
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Developers Diversified Realty Corporation November 5, 2010 Page 2	JONES DAY
     In rendering the foregoing opinions, we have assumed that (i) the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold by the Company and (ii) the Company will take no action inconsistent with such resolutions.
     For purposes of the opinion expressed in paragraph 1 above, we also have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture and (ii) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinion expressed in paragraph 1 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinions expressed herein are limited to the laws of the State of Ohio as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-162451) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day